EXHIBIT 10.3
Execution Version
LICENSE AGREEMENT
by and between
ALTUS PHARMACEUTICALS INC.
and
CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.
DATED FEBRUARY 20, 2009
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

TABLE OF CONTENTS

1. DEFINITIONS	1

2. GRANTS OF RIGHTS	9
2.1. License Grant by Altus	9
2.2. Retained Rights of Altus	9
2.3. Sublicenses	9
2.4. Third Party License Agreements	9
2.5. License Grant by CFFT	10
2.6. No Implied Rights	10
2.7. Competing Products	10
2.8. Section 365(n) of Bankruptcy Code	10
2.9. Assignment of Assigned Patent Rights and Altus Trademarks	10

3. PRODUCT DEVELOPMENT	11
3.1. General	11
3.2. Clinical Development	11
3.3. Clinical and Regulatory Matters in the Territory	11

4. PRODUCT COMMERCIALIZATION	11
4.1. General	11

5. PAYMENTS	12
5.1. General	12
5.2. Reductions to Payments	12
5.3. Royalty Statements and Payments	12
5.4. Sales Directly by CFFT	12

6. TAXES, PAYMENT PROCEDURES, AUDITS	12
6.1. Taxes	12
6.2. Payments to Altus, Conversion Rates	13
6.3. Records, Audits	13

7. CONFIDENTIAL INFORMATION	14
7.1. In General	14
7.2. Exceptions	14
7.3. Authorized Disclosure	15
7.4. Other Disclosures	15
7.5. Publication	15
7.6. Equitable Remedies	16
7.7. Procedure for Public Announcements	16
7.8. No Limitation	16
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

i

7.9. Transferred Ownership	16

8. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION, AND RELATED MATTERS	16
8.1. Patent Rights	16

9. REPRESENTATIONS AND WARRANTIES	19
9.1. Mutual Representations and Warranties	19
9.2. Representations and Warranties of Altus	20
9.3. NO OTHER REPRESENTATIONS	21

10. RECIPROCAL WAIVER AND RELEASE	21
10.1. Waiver and Release by Altus	21
10.2. Waiver and Release by CFFT	21

11. INDEMNIFICATION AND INSURANCE	21
11.1. Indemnification by CFFT	21
11.2. Indemnification by Altus	22
11.3. Procedure	22
11.4. Insurance	23
11.5. Liability	23

12. GOVERNMENT APPROVALS	23
12.1. HSR Filing	23
12.2. Other Government Approvals	23

13. MISCELLANEOUS	23
13.1. Notices	23
13.2. Captions	24
13.3. Expenses	24
13.4. No Waiver	25
13.5. Severability; Integrated Transaction	25
13.6. Entire Agreement; Termination of Alliance Agreement; Conflicts Between Agreements	25
13.7. Amendment	25
13.8. Limitation on Assignment	25
13.9. Governing Law	25
13.10. Arbitration	25
13.11. Counterparts	26
13.12. Force Majeure	27
13.13. Independent Contractors	27
13.14. Further Assurances	27
13.15. Interpretation	27
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

ii

LICENSE AGREEMENT
This License Agreement (this “Agreement”), is made as of February 20, 2009 (the “Effective Date”), by and between Altus Pharmaceuticals Inc., a Delaware corporation (“Altus”), and Cystic Fibrosis Foundation Therapeutics, Inc., a Maryland corporation (“CFFT”) and collectively, with Altus, the “Parties,” and each a “Party”).
Recitals
A.	Altus and CFFT are parties to a Strategic Alliance Agreement dated February 22, 2001, as amended by the First and Second Amendments (collectively, the February 22, 2001 Agreement and subsequent amendments shall be referred to hereinafter as the “Alliance Agreement”).

B.	Based on Altus’ desire to cease development of Trizytek,[1] the main product candidate subject to the Alliance Agreement, in connection with its current corporate realignment efforts, the Parties entered into a Letter Agreement (the “Letter Agreement”) dated February 20, 2009. This License Agreement shall be subject to the terms and conditions of the Letter Agreement and in the event of any inconsistency between this License Agreement and the Letter Agreement, the Letter Agreement shall prevail.

C.	The Letter Agreement contemplates that the Parties will enter into this Agreement in order to provide for the grant from Altus to CFFT of intellectual property rights necessary for CFFT to assume such responsibility and for the other matters set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1. DEFINITIONS.
     1.1. “AAA” has the meaning assigned to it in Section 13.10.
     1.2. “Affiliate” of any Party means any Person, directly or indirectly controlling, controlled by, or under common control with that Party. For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of that non-corporate entity, provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or

[1]	Trizytek is a registered trademark of Altus that is being assigned to CFFT pursuant to this Agreement. All references herein to Trizytek shall include TrizytekTM
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.
     1.3. “Agreement” has the meaning assigned to it in the preamble.
     1.4. “Alliance Agreement” has the meaning assigned to it in Recital A.
     1.5. “Altus Patent Rights” means each of those Patent Rights described on Schedule 1.5, which constitute all Patent Rights included in the Intellectual Property.
     1.6. “Altus Trademark” means each of those trademarks, trademark applications, brand names, or trade names listed on Schedule 1.6, which constitute the only such trademarks, trademark applications, brand names or trade names used exclusively or principally in association with Trizytek as of the Effective Date.
     1.7. “Applicable Law” means, in relation to any Person, transaction or event, all relevant laws, statutes, regulations and orders of all governmental bodies having jurisdiction (whether administrative, legislative, executive or otherwise), and all judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions having jurisdiction over the Person, transaction or event in question.
     1.8. “Approval Date” means (i) in the case of Product that is regulated as a drug by the FDA, the earlier of the date on which CFFT or its Sublicensee receives from the FDA an approvable letter under 21 C.F.R. § 314.110 or an approval letter under 21 C.F.R. § 314.105, or (ii) in the case of Product that is regulated as a biologic by the FDA, the earlier of the date on which CFFT or its Sublicensee receives from the FDA an approval letter or biologics license under 21 C.F.R. § 601.4.
     1.9. “Assigned Patent Right” means each of those Patent Rights described on Schedule 1.9, which constitute those Patent Rights that (i) are owned by Altus immediately prior to the Effective Date and (ii) would otherwise have been included in the Altus Patent Rights but which exclusively Cover (x) the composition of any Product, (y) any method of making any Product, or (z) any method of using any Product, and are therefore being assigned to CFFT pursuant to Section 2.9.
     1.10. “Authorized Representatives” has the meaning assigned to it in Section 7.1.
     1.11. “Calendar Quarter” means a three-month period ending on the last day of March, June, September or December in any year.
     1.12. “Calendar Year” means a twelve-month period from January 1 through December 31 of any particular year.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     1.13. “Commercialize” means to promote, market, distribute, sell or use for commercial purpose any product, and “Commercializing” and “Commercialization” shall be interpreted accordingly.
     1.14. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective. With respect to any objective relating to the Development, Manufacture or Commercialization of a Product by any Party, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by a biotech or pharmaceutical company with respect to a product owned by such company or to which such company has similar rights which is of similar market potential at a similar stage in the development or life cycle of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis and the level of effort may change over time, reflecting changes in the status of the Product and of the market involved.
     1.15. “Competitor Infringement” means Third Party infringement of any Altus Patent Right through the actual or proposed manufacture, use or sale of a pharmaceutical product that contains one or more of the following enzymes: lipase, protease or amylase, alone or in combination.
     1.16. “Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable), regarding such Party’s technology, products, business information or objectives, that is communicated in any way or form by the Disclosing Party to the Receiving Party, on or after the Effective Date of this Agreement, and whether or not such Know-How or other information is identified as confidential at the time of disclosure; provided that, information not identified as confidential by the Disclosing Party shall be deemed to be Confidential Information of the Disclosing Party if the Receiving Party knows, or should have had a reasonable expectation, that the information communicated by the Disclosing Party is Confidential Information of the Disclosing Party. The terms and conditions of this Agreement shall be considered Confidential Information of both Parties. Information disclosed by a Party under the Alliance Agreement or under any other prior agreement between the Parties that was required thereunder to be kept confidential shall be treated as Confidential Information under this Agreement.
     1.17. “Control” or “Controlled” means, with respect to any item of information, material or intellectual property right, the possession, ownership, lease, license (other than a license granted pursuant to this Agreement), use or having held for use, directly or indirectly, by, on behalf of or for the account of a Person, or by control over an Affiliate by such Person, of the ability to grant to another Person access or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     1.18. “Cover,” “Covered,” or “Covering” means, with respect to a Patent Right, that, in the absence of a license granted to a Person under a Valid Claim included in such Patent Right, the practice by such Person of an invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).
     1.19. “Develop” means to engage in Development.
     1.20. “Development” shall mean any pre-clinical, non-clinical or clinical research and any drug development activity, including discovery, research, toxicology, pharmacology and other similar efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, pharmacovigilance and all activities directed to obtaining any Regulatory Approval, including any marketing, pricing or reimbursement approval, and to “Develop” shall be interpreted accordingly.
     1.21. “Disclosing Party” has the meaning assigned to it in Section 7.1.
     1.22. “Effective Date” has the meaning assigned to it in the preamble.
     1.23. “FDA” means the United States Food and Drug Administration or any successor agency having comparable jurisdiction.
     1.24. “Field” means all uses and all indications.
     1.25. “GAAP” means generally accepted accounting principles.
     1.26. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     1.27. “HSR Filing” means filings by each of Altus and CFFT with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement.
     1.28. “IND” means an Investigational New Drug Application filed with the FDA in the United States with respect to Product and “IND Equivalent” means any similar application filed with the Regulatory Authority in any other country in the Territory with respect to Product.
     1.29. “Initial Priority Amount” has the meaning assigned to it in Section 5.2.
     1.30. “Intellectual Property” means all Altus Patent Rights, trademarks, trademark applications, brand names, trade names, trade secrets, software, copyrights, copyright applications, inventions, technologies, Know-How, formulae, processes, all other intellectual
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

property and applications for any of the foregoing Controlled by Altus and all proprietary rights to such Intellectual Property Controlled by Altus, in each case as of the Effective Date, which are used or useful for the Development, Manufacture or Commercialization of Product. For clarity, “Intellectual Property” includes (i) all such intellectual property Controlled by Altus as of the Effective Date that covers the composition of, formulation of, or any method of making, method of delivering, or method of using, any or all of the following enzymes: lipase, protease or amylase, individually or in any combination and (ii) all developments to, enhancements in, and new versions or improvements of the Intellectual Property, whether or not patentable, which were invented, developed, discovered or otherwise acquired by or for Altus as a result of the development activities under the Alliance Agreement.
     1.31. “Know-How” means any inventions, discoveries, data, information, trade secrets, processes, methods, techniques, materials (including biological materials), technology, developments, enhancements, improvements, results, cell lines, biological materials, compounds, probes, sequences or other know-how, whether or not patentable.
     1.32. “Letter Agreement” has the meaning assigned to it in Recital B.
     1.33. “Licensed Activities” has the meaning assigned to it in Section 8.1(c)(i).
     1.34. “Manufacturing” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product and the “Manufacture” shall be interpreted accordingly.
     1.35. “NDA” means a New Drug Application as described in 21 C.F.R. § 314 or a Biological License Application (BLA) as described in 21 C.F.R. § 601.2 filed with the FDA in the United States with respect to Product and “NDA Equivalent” means any similar regulatory marketing approval application filed with the Regulatory Authority in any other regulatory jurisdiction in the Territory with respect to Product.
     1.36. “Net Profits” means, on an Product-by-Product basis, the amount, if any, by which Net Sales obtained from the sale of such Product in the Territory exceeds the sum of the Selling Person’s:
     (a) manufacturing costs;
     (b) sales and marketing expenses, including all costs of marketing, promotion and advertising, including sample costs, detailing costs, costs for preparing and reproducing detailing aids, Product promotional materials and other promotional materials, costs of professional education, Product related public relations, relationships with opinion leaders and professional societies, market research, healthcare economics studies, marketing studies related to the Product, and other similar activities directly related to the Product. direct and indirect expenses, such as samples, medical education;
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     (c) distribution expenses;
     (d) clinical and regulatory expenses for such Product incurred after marketing approval;
     (e) intellectual property expenses, including all expenses of (i) filing, prosecuting, maintaining and enforcing patents, trademarks, copyrights and other intellectual property rights necessary or useful for Development, Manufacture or Commercialization of such Product, (ii) any third party license fees, including any license fee, royalty or other amount payable to any Third Party under any current or future agreement to obtain any such intellectual property right, and (iii) any additional intellectual property related costs (such as litigation costs and settlements); and
     (f) all other similar, post-approval costs and expenses properly allocable to the Product under GAAP, in each case to the extent allocable under GAAP to such Net Sales of such Product in the Territory.
     1.37. “Net Sales” means the [*] for any sale of any Product by CFFT or any CFFT Affiliate as applicable (a “Selling Person”), to a non-Affiliate of the Selling Person, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):
     (a) trade, cash, promotional and quantity discounts and wholesaler fees;
     (b) taxes on sales (such as excise, sales or use taxes or value added taxes) [*];
     (c) freight, insurance, packing costs and other transportation charges [*];
     (d) amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls or returns or because of retroactive price reductions;
     (e) charge back payments and rebates granted to [*]; and
     (f) documented custom duties actually paid by the Selling Person.
Sales of Products between or among CFFT and its Affiliates for resale, or for use in the production or manufacture of any Product, shall not be included within Net Sales; provided, however, that any subsequent sale of such Product (or any Product produced or manufactured using such Product) by CFFT or its Affiliate to a non-Affiliate Third Party shall be included within Net Sales.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

If a Product is sold as part of a bundle of distinct products (i.e., one price is charged for a number of distinct products that are not packaged together with another Product, the Net Sales for such Product shall be based on the ratio of the Wholesale Acquisition Cost for such Product to the sum of the Wholesale Acquisition Costs for each product in such bundle. By way of example, if the Wholesale Acquisition Cost for such Product when sold separately is $10, and the sum of the Wholesale Acquisition Costs for each product in such bundle when sold separately is $40, then the Net Sales attributable to the Product when sold as part of the bundle would be twenty-five percent (25%) of the Net Sales of the bundle of products sold by the Selling Person.
     1.38. “Non-Compete Period” has the meaning set forth in Section 2.7.
     1.39. “Out-of-Pocket Costs” means costs and expenses either (a) paid to Third Parties by either Party or its Affiliates, (b) payable to Third Parties and accrued by either Party or its Affiliates in accordance with GAAP applied in a manner consistent with the accruing entity’s standard accounting for such costs generally or (c) paid to Altus by CFFT pursuant to this Agreement or the Letter Agreement with respect to the purchase of raw materials or paid to Altus by CFFT for the fulfillment of any obligations to Third Parties for services rendered for the benefit of CFFT pursuant to a Non-Assignable Trial Agreement (as defined in the Letter Agreement) or for any other work specifically related to Development of the Product. Such costs include, without limitation, clinical grants, materials, the costs of prosecuting and maintaining Patent Rights and costs of a similar nature. Capital equipment costs (other than depreciation) associated with chemical or process development shall not be treated as Out-of-Pocket Costs.
     1.40. “Patent Right” means any (a) patent, (b) pending patent application, including, without limitation, any provisional application, substitution, continuation, continuation-in-part, division or renewal, or any patent granted thereon, (c) any patent-of-addition, reissue, reexamination or extension or restoration by any existing or future extension or restoration mechanism, including, without limitation, any supplementary protection certificate or the equivalent thereof, (d) inventor’s certificate, (e) other form of government-issued right substantially similar to any of the foregoing or (f) any United States or foreign counterpart of any of the foregoing. Patent Rights existing as of any specified date shall include any patent or other Patent Right based on, claiming priority to or arising from any Patent Right existing on such date.
     1.41. “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.
     1.42. “Proceeds” has the meaning provided in Section 5.1.
     1.43. “Product” means any pharmaceutical product that contains one or more of the following enzymes: lipase, protease or amylase, alone or in combination including, without limitation, the product currently identified by Altus as “Trizytek” and any derivatives thereof.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     1.44. “Receiving Party” has the meaning assigned to it in Section 7.1.
     1.45. “Regulatory Approval” shall mean any technical, medical, scientific, marketing or other license, registration, authorization or approval of any local, state, national or international regulatory authority (including, without limitation, any approval of a New Drug Application or Biologic License Application) necessary for the Development, Manufacture or Commercialization of a pharmaceutical product in any jurisdiction.
     1.46. “Sublicensee” shall mean any Person who has received, directly or indirectly, from CFFT a sublicense or other grant of rights with respect to any right licensed to CFFT by Altus pursuant to Section 2.3.
     1.47. “Sued Party” has the meaning assigned to it in Section 8.1(c)(ii).

     1.48. “Territory” means all countries of the world.

     1.49. “Third Party” means any Person other than a Party or an Affiliate of a Party.
     1.50. “Third Party License Agreement” means any Third Party agreement pursuant to which Altus in-licenses Intellectual Property. All material Third Party License Agreements are described on Schedule 1.50 hereof.
     1.51. “Third Party IP Rights” has the meaning assigned to it in Section 8.1(c)(ii).
     1.52. “Trizytek” means liprotamase, a non-sterile, orally administered biotechnology product that contains highly purified preparations (drug substances) of amylase (from Aspergillus oryzae), a crystallized protease (from Aspergillus melleus), and a crystallized, cross-linked form of lipase (from Burkholderia cepacia) referred to as Lipase-CLEC, each prepared individually. The three drug substances are blended together along with inactive excipients to prepare the final drug product.
     1.53. “Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) of any patent application that has not been cancelled, withdrawn, or abandoned or been pending for more than ten years.
     1.54. [*] has the meaning assigned to it in Schedule 1.50.
     1.55. [*] has the meaning assigned to it in Schedule 1.50.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     1.56. “Wholesale Acquisition Cost” for any product means the list price for wholesalers, distributors and other direct accounts before any rebates, discounts, allowances or other price concessions that might be offered by the supplier of the product.
2. GRANTS OF RIGHTS.
     2.1. License Grant by Altus. Subject to the terms and conditions of this Agreement, Altus hereby confers upon CFFT an exclusive, [*] license to practice and use the Intellectual Property to Develop, have Developed, Manufacture, have Manufactured and Commercialize Products for use in the Field in the Territory. The license granted hereby shall be [*]. To the extent that the Intellectual Property includes copyrights covering software or other documentation, CFFT shall have the right to make, retain and use such copies of such software and documentation as are reasonably necessary to exercise its rights hereunder.
     2.2. Retained Rights of Altus. Nothing in this Agreement grants to CFFT any right to any use of the name Altus or any similar trademark or trade name.
     2.3. Sublicenses. CFFT shall have the right to sublicense [*] under the license granted under Section 2.1 above to [*]. Prior to granting any such sublicense, CFFT shall ensure that all of the terms and conditions of this Agreement for the benefit of Altus, to the extent applicable, shall apply to such Sublicensee to the same extent as they apply to CFFT for all purposes of this Agreement. Notwithstanding the foregoing [*]. CFFT shall promptly provide Altus with a copy of any such sublicense agreement, provided that such copy may be redacted to remove any confidential information not related to the royalty rate, milestones or any other economic terms of the sublicense.
     2.4. Third Party License Agreements.
     (a) License Grant Subject to Agreements. CFFT acknowledges and agrees that any Intellectual Property Controlled by Altus under any Third Party License Agreement is being licensed by Altus to CFFT hereunder subject and subordinate to the terms of such Third Party License Agreement in effect as of the Effective Date. CFFT shall provide Altus, on Altus’ written request, any information required to be provided by Altus to any Third Party under the terms of a Third Party License Agreement.
     (b) CFFT Payments. CFFT shall pay to Altus or, at CFFT’s option, directly to any Third Party licensor under each Third Party License Agreement, all payments required to be made to such Third Party by Altus as a result of (i) the achievement by CFFT or its Affiliates or Sublicensees of any event requiring payment by Altus to the Third Party, or (ii) the sale of any Product by CFFT, its Affiliates or Sublicensees.
     (c) No Modification. No Third Party License Agreement shall be modified or otherwise amended by Altus after the Effective Date in any way that would increase
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

any payment or other obligation of CFFT under this Agreement without CFFT’s prior written consent.
     2.5. License Grant by CFFT. Subject to the terms of this Agreement, CFFT hereby grants to Altus and its Affiliates a non-exclusive license under the Intellectual Property to Develop, have Developed, Manufacture and have Manufactured Products in the Field, solely to the extent required in order for Altus to perform its obligations under this Agreement or the Letter Agreement.
     2.6. No Implied Rights. Except and only to the extent expressly provided for in this Agreement, neither Party grants to the other Party any license or other right under any intellectual property right.
     2.7. Competing Products. Until the earlier of [*] (the “Non-Compete Period”), neither Altus nor any of its Affiliates shall (a) [*] compete with any Product (“Competing Product”), or (b) [*]; provided that notwithstanding the foregoing, this Section 2.7 shall not allow Altus to [*] if doing so would breach the terms of the exclusive license grant to CFFT pursuant to Section 2.1. The prohibitions of this Section 2.7 shall not apply to any future Affiliate of Altus to the extent that such future Affiliate is [*] solely on the basis of [*], provided that with regard to each of clause (a) and (b), such future Affiliate is not a direct or indirect subsidiary of Altus and Altus does not otherwise hold, directly or indirectly, a majority of the equity securities or other voting power in such future Affiliate.
     2.8. Section 365(n) of Bankruptcy Code. All rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, including Section 2.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). In the event of the commencement of a bankruptcy proceeding by or against Altus under the U.S. Bankruptcy Code, Altus hereby grants to CFFT a right of access to and to obtain possession of and to benefit from (a) copies of pre-clinical and clinical research data and results, (b) laboratory samples, (c) product samples and inventory, (d) Intellectual Property, (e) copies of laboratory notes and notebooks, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (j) copies of all other embodiments of such intellectual property in Altus’ Control. Altus agrees not to interfere with CFFT’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist CFFT to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for CFFT to exercise such rights and licenses in accordance with this Agreement. The Parties acknowledge and agree that all payments by CFFT to Altus hereunder constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.
     2.9. Assignment of Assigned Patent Rights and Altus Trademarks. Altus hereby assigns to CFFT as of the Effective Date, pursuant to assignments in the form attached as
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

Exhibit 2.9, (i) the Assigned Patent Rights and (ii) the Altus Trademarks. All expenses incurred in recording or otherwise effecting any such assignment shall be paid by CFFT.
3. PRODUCT DEVELOPMENT.
     3.1. General. Subject to the terms and conditions of this Agreement and the Letter Agreement, CFFT shall be responsible for Development of Products under this Agreement in the Territory and the costs and expenses of such Development.
     3.2. Clinical Development. Subject to the terms and conditions of this Agreement and the Letter Agreement, CFFT shall have control of all clinical Development of Products under this Agreement in the Territory and the authority to make all decisions and regulatory filings in connection with Development of Products in the Territory.
     3.3. Clinical and Regulatory Matters in the Territory. Any IND, IND Equivalent, NDA, NDA Equivalent or other regulatory filing within the Territory relating to any Product shall be transferred to CFFT and shall be the property of CFFT and held in the name of CFFT or its designated Affiliates or Sublicensees. Altus shall supply to CFFT for use in the Territory within ten (10) days of the Effective Date, and supplement the same as CFFT may subsequently reasonably request, a “Letter of Access” permitting any regulatory authority to access and refer to all data and information in any regulatory filing or Regulatory Approval Controlled by Altus or its Affiliates related to any Product for the purpose of enabling CFFT or its Affiliates or sublicenses to obtain and retain any Regulatory Approval for any Product in the Territory and shall allow CFFT or its Affiliates or Sublicensees to reference copies of any clinical studies regarding any Product which have been used for the Development of such Product in the Territory for the purpose of Developing or Commercializing such Product or any other Product in the Territory and shall, on CFFT’s request, assign to CFFT or its Affiliates or Sublicensees any such filing or Regulatory Approval covering the Product. Altus will support CFFT, or its Affiliates or Sublicensees as may be reasonably necessary, subject to continued availability of existing personnel, in seeking and obtaining any Regulatory Approval for any Product in the Territory, including providing necessary documents or other materials required by law to obtain any such Regulatory Approval, provided that such support shall not require Altus to incur any unreimbursed internal or Out-of-Pocket Cost.
4. PRODUCT COMMERCIALIZATION.
     4.1. General. Subject to the terms and conditions of this Agreement, CFFT shall be responsible for Commercialization of Products under this Agreement in the Territory. Subject to the terms and conditions of this Agreement and the Letter Agreement, CFFT or its Affiliates or Sublicensees shall bear all costs and expenses of such Commercialization.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

5. PAYMENTS.
     5.1. General. In consideration for the licenses granted to CFFT by Altus pursuant to Section 2.1, and Altus’ performance of its responsibilities under the Letter Agreement, and except as provided in Section 5.2, CFFT shall pay to Altus an amount equal to [*] of all proceeds (“Proceeds”) received or realized by CFFT (including, without limitation, all license fees, milestone payments, royalties and other remuneration whether received in the form of cash, equity securities or otherwise) from the sublicense, transfer or other disposition of, or the granting of any right with respect to, all or part of CFFT’s rights to any Product and/or all or part of CFFT’s rights to any Intellectual Property licensed to CFFT pursuant to this License Agreement. CFFT shall not intentionally structure any transaction so as to minimize compensation in the form of Proceeds for the purpose of reducing the amount payable to Altus pursuant to this Section 5.1.
     5.2. Reductions to Payments. Notwithstanding the provisions of Section 5.1, CFFT shall receive [*] of the Proceeds up to the [*] and, thereafter, Altus shall receive [*] of the percentage of Proceeds it would otherwise be entitled to receive until such time as the [*] in Proceeds payable to CFFT as a result of [*] and such [*] equals [*].
     5.3. Royalty Statements and Payments. Within sixty (60) days of the end of each Calendar Quarter during which CFFT receives any Proceeds, CFFT shall deliver to Altus a report setting forth for such Calendar Quarter, the following information, on a Product-by-Product, country-by-country and worldwide basis: (a) the calculation of all Proceeds received by CFFT during such Calendar Quarter under any sublicense or other arrangement referenced in Section 5.1, (b) the calculation of the amount due to Altus with respect to such Proceeds and (c) if applicable, Net Sales by CFFT or its Affiliates. The total payment due to Altus for such Proceeds during such Calendar Quarter shall be remitted at the time such report is made. In addition, for each Calendar Quarter in which a report is due, CFFT shall also use Commercially Reasonable Efforts to provide Altus, at its request, with a non-binding, good faith estimate of items (a), (b) and (c) above within thirty (30) days of the end of such Calendar Quarter.
     5.4. Sales Directly by CFFT. In the event of the sale of any Product by CFFT or its Affiliates, the Proceeds shall be deemed to include Net Profits.
6. TAXES, PAYMENT PROCEDURES, AUDITS.
     6.1. Taxes. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by applicable laws or regulations to be assessed against Altus. If CFFT is so required to deduct or withhold, CFFT will (a) promptly notify Altus of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Altus, and (c) promptly forward
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

to Altus an official receipt (or certified copy) or other documentation reasonably acceptable to Altus evidencing such payment to such authorities.
     6.2. Payments to Altus, Conversion Rates. All payments to be made by CFFT under this Agreement shall be payable in U.S. Dollars. The conversion rate used for all payments to be made under this Agreement shall be the conversion rate published by the Wall Street Journal on the day the payment is made. Payments shall be paid by CFFT on its account and on account of its Sublicensees by wire transfer to Altus’ bank accounts in accordance with Altus wire transfer instructions set forth in Exhibit 6.2 or to any other bank account that may be indicated by Altus in writing. Altus shall provide CFFT in writing with such other information as CFFT may reasonably require in connection with the making of the transfer. If at any time legal restrictions prevent the prompt remittance of part or all of any such payment due under this Section 6.2, CFFT shall have the right and option to make such payments by depositing the amount thereof in local currency to Altus’ account.
     6.3. Records, Audits. CFFT shall keep and shall cause its Affiliates and Sublicensees to keep accurate books and accounts of record in accordance with all applicable accounting standards and law and regulations and consistent with the books and records of CFFT generally, that accurately reflect all costs, expenses, and revenues relevant to the determination of any payment obligations pursuant to this Agreement, including, without limitation, the calculation of any royalties or other amounts due CFFT by any Sublicensee. CFFT shall maintain and shall cause its Affiliates and Sublicensees to maintain such books and records for a period of at least three (3) full Calendar Years after the end of the Calendar Quarter in which they were generated. Altus, together with its independent representatives and accountants reasonably acceptable to CFFT (and subject to the execution of an appropriate written agreement of confidentiality), shall be entitled to audit the books and records of CFFT and its Affiliates at reasonable times and upon reasonable notice, solely for purpose of verifying the correctness or completeness of any such report, determination, or payment with respect to any Calendar Year ending not more than three (3) years before Altus’ request. The foregoing right of review may be exercised only once per Calendar Year and only once with respect to any such periodic report and payment. The results of any such examination shall be (a) limited to information relating to the sum being audited, and (b) treated as Confidential Information. Altus shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of Altus of more than [*] from the amount of the original report, royalty, or payment calculation. In such case, CFFT shall bear the full cost of the performance of such audit. CFFT shall, within ten days of receipt of the report of the auditor, make a correcting payment to Altus in an amount sufficient to correct any underpayment determined by the audit and to pay interest on the amount of the underpayment equal to [*] over the prime rate as published from time to time by the Wall Street Journal, compounded annually, from the date the underlying payments were originally due to the date of the correcting payment. Any overpayment shall be promptly refunded by Altus to CFFT without interest.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

7. CONFIDENTIAL INFORMATION.
     7.1. In General. The provisions of this Section 7.1 are subject to the exceptions contained in Section 7.2. For a period of fifteen (15) years following the Effective Date, each Party (the “Receiving Party”) will maintain all Confidential Information of the other Party (the “Disclosing Party”) received by it under this Agreement in trust and confidence and will not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purposes other than those necessary or permitted for performance under this Agreement. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of Applicable Law. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of the Agreement. The Receiving Party (a) shall only disclose the Disclosing Party’s Confidential Information to its employees, agents, consultants, Affiliates, or Sublicensees who have a need to know such Confidential Information for purposes of performing the Receiving Party’s obligations or exercising the Receiving Party’s rights under this Agreement (collectively, “Authorized Representatives”) and (b) prior to making any such disclosure to any Authorized Representative, shall obtain the prior written agreement of such Authorized Representative to hold in confidence and not make use of such information for any purpose other than those expressly permitted by this Agreement. Each Party will use at least the same standard of care with respect to the Confidential Information of the other Party as it uses to protect its own Confidential Information of a similar nature and to ensure that its Authorized Representatives do not disclose or make any unauthorized use of such Confidential Information, but no less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. The disclosure of Altus’ Confidential Information by CFFT shall be subject to [*].
     7.2. Exceptions. The Receiving Party’s obligations under Section 7.1 shall not apply to Confidential Information of the Disclosing Party to the extent that the Receiving Party can establish that such Confidential Information:
     (a) was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party and the Receiving Party has documentary evidence to that effect;
     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
     (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the Receiving Party or any of its Authorized Representatives;
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or
     (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect.
     7.3. Authorized Disclosure. Notwithstanding any provision of this Agreement to the contrary, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is, in the reasonable opinion of legal counsel for the Party seeking to make such disclosure, reasonably necessary to:
     (a) respond to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding Party shall (i) first have given reasonable advance written notice to the other Party and (ii) at its sole expense, make all reasonable efforts to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;
     (b) comply with Applicable Law, including securities law, the rules and regulations of the U.S. Securities and Exchange Commission, the NASDAQ Stock Market, and their respective foreign equivalents; provided, however, that the Party seeking to make such disclosure shall (i) first have given reasonable advance written notice to the other Party, (ii) consult with the other Party regarding the terms of this Agreement to be redacted in making any such disclosure, and (iii) at its sole expense, make all reasonable efforts to secure confidential treatment for such redacted terms as may be reasonably requested by the other Party;
     (c) file or prosecute patent applications as contemplated by this Agreement; or
     (d) prosecute or defend litigation.
     7.4. Other Disclosures. A Party may disclose the terms of this Agreement in connection with a prospective acquisition, merger or financing for such Party, to prospective acquirers or merger candidates or to existing or potential investors or Sublicensees, provided that prior to such disclosure each such candidate or investor shall agree in writing to be bound by appropriate obligations of confidentiality and non-use.
     7.5. Publication. Neither Party shall submit for written or oral publication any manuscript, abstract, or other medium that includes Confidential Information of the other Party without first obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed. The requesting Party shall make any such request a reasonably sufficient time in advance of the proposed submission date and shall ensure that any
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

resulting publication notes the contribution of each Party whether by acknowledgment, co-authorship, or otherwise.
     7.6. Equitable Remedies. The Parties acknowledge and agree that money damages may not be a sufficient remedy for any breach or threatened breach of this Section 7 and that the Parties shall be entitled, without the requirement of posting a bond or other security, to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Section 7 but shall be in addition to all other remedies available to the Parties at law or in equity.
     7.7. Procedure for Public Announcements. Neither Party will issue any press release or make any public announcement concerning this Agreement without obtaining the prior consent of the other Party to the content of the press release or announcement, which consent shall not be unreasonably withheld or delayed. This Section 7.7 does not limit either Party’s right to make disclosures to the extent required by Applicable Law. Notwitstanding the foregoing, CFFT, its Affliates and Sublicensees may, without Altus consent, make public announcements regarding Development and Commercialization Activities with respect to Products.
     7.8. No Limitation. The provisions of this Section 7 shall not limit either Party’s right to use or disclose the Confidential Information of the other Party as expressly contemplated by the provisions of this Agreement or the Letter Agreement, including without limitation, disclosure by CFFT to its Sublicensees and use by CFFT or such Sublicensees in accordance with the terms of this Agreement.
     7.9. Transferred Ownership. To the extent that this Agreement transfers ownership of any Confidential Information from Altus to CFFT, (i) such information shall upon such transfer become Confidential Information of CFFT, subject to the provisions of this Agreement as if such information had been disclosed by CFFT to Altus and (ii) Sections 7.2(a) and 7.2(e) shall not apply to such information. For the avoidance of doubt, any Confidential Information of Altus included in the Intellectual Property exclusively licensed by Altus to CFFT as provided in Section 2.1 is subject to the terms of such license and cannot be used by Altus or any other Person to Develop, have Developed, Manufacture, have Manufactured or Commercialize any Product for use in the Field in the Territory.
8. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION, AND RELATED MATTERS.
8.1.	Patent Rights.
(a)	Filing, Prosecution and Maintenance of Patent Rights.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

(i) Altus Patent Rights. Altus shall have the first right but not the obligation to, at [*] expense, prepare, file, prosecute and maintain each of the Altus Patent Rights in all countries as Altus may determine in its sole discretion. [*], in the event that Altus determines not to file, prosecute or maintain any Altus Patent Right in any country, Altus shall notify CFFT of such decision in time to allow CFFT, should it determine in its sole discretion to do so, to file, prosecute or maintain such Altus Patent Right in such country at [*] expense.
(b)	Enforcement of Patent Rights.

(i) Notification. Each Party will promptly notify the other in writing of any alleged or threatened infringement of any Altus Patent Right of which it becomes aware. Any notice delivered pursuant to this Section 8.1(b) shall include any available evidence to support such an allegation of infringement.

(ii) Enforcement of Competitor Infringement. Except as otherwise provided in this Section 8.1(b), [*], CFFT shall have the sole right but not the obligation, at [*] cost and expense, to take action to obtain a discontinuance of infringement or bring suit against a Third Party for any Competitor Infringement. CFFT reserves the right to cause Altus, at [*] cost and expense, to join CFFT as a party plaintiff to any such suit, where such joinder is reasonably necessary or desirable for bringing enforcement for any Competitor Infringement. CFFT shall bear [*] the expenses of any such suit brought by CFFT for any Competitor Infringement.

(iii) Other Enforcement. Except as otherwise provided in this Section 8.1(b), Altus shall have the sole right but not the obligation, at [*] cost and expense, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any Altus Patent Right, other than for Competitor Infringement. Altus reserves the right to cause CFFT, at [*] cost and expense, to join Altus as a party plaintiff to any such suit, where such joinder is reasonably necessary or desirable for the enforcement of any applicable Altus Patent Right. Altus shall bear [*] the expenses of any such suit brought by Altus claiming infringement of any applicable Altus Patent Right.

(iv) Cooperation. Each Party shall cooperate (including by executing any documents required to enable the appropriate Party to initiate such litigation) with the other Parties in any suit for infringement of any Altus Patent Right brought by a Party against a Third Party in accordance with this Section 8.1(b), at the sole cost and expense of the Party requesting such cooperation. Subject to Section 8.1(d), no Party shall
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

incur any liability to any other Party as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any Altus Patent Right invalid or unenforceable. Any recovery obtained by a Party as a result of any such proceeding against a Third Party infringer shall be allocated fully to the Party bringing the enforcement action [*].

(c)	Infringement of Third Party Rights.
(i) Course of Action. If the Development, Manufacture, Commercialization or use of any Product, the practice of any Altus Patent Right, or the exercise of any other right granted by Altus to CFFT hereunder (collectively, the “Licensed Activities”) by CFFT, any CFFT Affiliate, or any Sublicensee, is alleged by a Third Party to infringe a Third Party’s Patent Right or other intellectual property right, the Party becoming aware of such allegation shall promptly notify the other Party. Additionally, if CFFT determines that, based upon the review of a Third Party’s Patent Rights or other intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential suit between CFFT and such Third Party, CFFT shall [*], initiate discussions with such Third Party to determine whether such license is desirable.

(ii) CFFT Option to Negotiate. In the event that a Party, notifies the other Party that it has determined that, in order for CFFT, a CFFT Affiliate, or any Sublicensee to engage in the Licensed Activities, it is necessary or desirable to obtain a license under one or more Patent Rights or other intellectual property rights owned or controlled by a Third Party (collectively, “Third Party IP Rights”), CFFT shall have the sole right, but not the obligation [*], to negotiate and enter into an agreement with such Third Party, whereby CFFT is granted a license under such Third Party IP Rights permitting CFFT, its Affiliates and each Sublicensee to practice such Third Party IP Rights in connection with the Licensed Activities and the performance of any of its obligations or the exercise of any of its rights under this Agreement.

(iii) Third Party Infringement Suit. If a Third Party sues CFFT, any of CFFT’s Affiliates or any Sublicensee (each Person so sued being referred to herein as a “Sued Party”), alleging that the Licensed Activities of such Sued Party pursuant to this Agreement infringe or will infringe such Third Party’s patent, then, upon CFFT’s request and in connection with the Sued Party’s defense of any such Third Party infringement suit, Altus shall provide reasonable assistance to the Sued
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

Party for such defense. CFFT will reimburse Altus for its costs and expenses incurred in providing such assistance.
     (d) No Adverse Settlement. Notwithstanding the foregoing in this Section 8.1, (i) without the prior written consent of CFFT, Altus shall neither admit nor acknowledge, pursuant to the settlement of any claim or action or otherwise, the invalidity or unenforceability of any Altus Patent Right to the extent that it Covers (x) the composition of any Product, (y) any method of making any Product, or (z) any method of using any Product, (ii) without the prior written consent of Altus, CFFT shall neither admit nor acknowledge, pursuant to the settlement of any claim or action or otherwise, the invalidity or unenforceability of any Altus Patent Right to the extent that it does not Cover either (x) the composition of any Product, (y) any method of making any Product, or (z) any method of using any Product and (iii) the settlement of any claim, litigation or proceeding by CFFT shall be [*].
9. REPRESENTATIONS AND WARRANTIES.
     9.1. Mutual Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date that:
     (a) it is a corporation duly organized and validly existing under the laws of the state of its incorporation;
     (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;
     (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
     (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement relating to one or more Patent Rights or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;
     (e) it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof and that, in interpreting and applying the terms and provisions of this Agreement, no presumption shall exist or be implied against the Party which drafted such terms and provisions; and
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     (f) it shall at all times comply with all material laws and regulations applicable to its activities under this Agreement.
     9.2. Representations and Warranties of Altus. Altus represents, warrants and covenants to CFFT that, except as set forth on Schedule 9.2 hereto:
     (a) as of the Effective Date, the Altus Patent Rights and Assigned Patent Rights are existing and, to the best of its knowledge, are not invalid or unenforceable, in whole or in part;
     (b) it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to CFFT under this Agreement;
     (c) Except as provided in the Third Party Agreements, Altus is the sole and exclusive owner of the Altus Patent Rights, the Assigned Patent Rights and Altus Trademarks existing as of the Effective Date, all of which are free and clear of any liens, charges and encumbrances, and neither any license granted by Altus to any Third Party, nor any license granted by any Third Party to Altus, conflicts with the license grants to CFFT hereunder;
     (d) No Altus Patent Right or Assigned Patent Right existing as of the Effective Date is subject to any funding agreement with any government or governmental agency;
     (e) As of the Effective Date, there are no claims, judgments or settlements against or owed by Altus or, to the best of its knowledge, pending or threatened claims or litigation, in either case relating to the Product, the Intellectual Property, the Assigned Patent Rights or the Altus Trademarks;
     (f) As of the Effective Date, Altus is in compliance in all material respects with all agreements with any Third Party relating to the Intellectual Property, the Assigned Patent Rights, or the Altus Trademarks; and Altus will not enter into any Third Party agreement adversely affecting the rights granted to CFFT hereunder or amend or terminate any Third Party License Agreement in any manner that adversely affects any rights granted to CFFT pursuant to this Agreement;
     (g) The Altus Patent Rights described on Schedule 1.5 comprise all Patent Rights relevant to the Product included in the Intellectual Property as of the Effective Date and the Assigned Patent Rights described on Schedule 1.9 comprise all Patent Rights relevant to the Product that (i) are owned by Altus immediately prior to the Effective Date and (ii) would otherwise have been included in the Altus Patent Rights but which exclusively Cover (x) the composition of any Product, (y) any method of making any Product, or (z) any method of using any Product; and
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     (h) Each material Third Party License Agreement in effect as of the Effective Date is described on Schedule 1.50 hereof.
     9.3. NO OTHER REPRESENTATIONS. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, OR IMPLIED, BY EITHER PARTY, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
10. RECIPROCAL WAIVER AND RELEASE.
     10.1. Waiver and Release by Altus. Except for CFFT’s obligations under the Letter Agreement, Altus, on behalf of itself and its Affiliates, hereby permanently and irrevocably releases, waives and discharges any and all claims, causes of action, rights, remedies, charges and grievances that Altus and/or its Affiliates have had, now have or may have at any time hereafter against CFFT or any of CFFT’s Affiliates under or relating to the Alliance Agreement.
     10.2. Waiver and Release by CFFT. Except for Altus’ obligations under the Letter Agreement, CFFT, on behalf of itself and its Affiliates, hereby permanently and irrevocably releases, waives and discharges any and all claims, causes of action, rights, remedies, charges and grievances that CFFT and/or its Affiliates have had, now have or may have at any time hereafter against Altus or any of Altus’ Affiliates under or relating to the Alliance Agreement.
11. INDEMNIFICATION AND INSURANCE.
     11.1. Indemnification by CFFT. CFFT will indemnify, defend and hold harmless Altus, its Affiliates, licensors and assignors, and each of its respective employees, officers, directors and agents (each, a “Altus Indemnified Party”), from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Altus Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:
     (a) Except for Altus’ obligations under the Letter Agreement, any claims of any nature arising out of the Development, Manufacture or Commercialization of any Product on or after the Effective Date;
     (b) any CFFT representation or warranty set forth herein being untrue when made; and/or
     (c) any breach by CFFT of any of its covenants under this Agreement;
except, in each case, to the extent caused by the gross negligence or willful misconduct of Altus or any Altus Indemnified Party.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     11.2. Indemnification by Altus. Altus will indemnify, defend and hold harmless CFFT and its Affiliates, and each of their respective employees, officers, directors and agents (each, a “CFFT Indemnified Party”), from and against any and all Liabilities that the CFFT Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:
     (a) Except for CFFT’s obligations under the Letter Agreement, any claims of any nature arising out of the Development, Manufacture or Commercialization of any Product on or before the Effective Date;
     (b) any Altus representation or warranty set forth herein being untrue when made; and/or
     (c) any breach by Altus of any of its covenants under this Agreement;
except, in each case, to the extent caused by the gross negligence or willful misconduct of CFFT or any CFFT Indemnified Party.
     11.3. Procedure. Each Party will notify the other promptly in the event it becomes aware of a claim for which indemnification may be sought hereunder. In furtherance and not in limitation of the preceding sentence, in case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Section 11 (Indemnification and Insurance), such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing within fifteen (15) days after the Indemnified Party first becomes aware of such proceeding and the Indemnifying Party and Indemnified Party shall promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party shall have the right to [*] the defense of any claim asserted by a Third Party subject to indemnification obligations hereunder. The Indemnifying Party, upon [*] the defense of such claim, shall retain counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such claim and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim. In any such proceeding, the Indemnified Party shall have the right to [*], but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both such parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.
     11.4. Insurance. Each of Altus and CFFT shall obtain and maintain commercial general liability insurance with reputable and financially secure insurance carriers to cover its indemnification obligations hereunder, with limits of not less than [*] per occurrence and in the aggregate and product liability insurance with limits of not less than [*] per occurrence and in the aggregate. Such insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better.
     11.5. Liability. Except to the extent such Party may be required to indemnify the other Party under this Section 11 (Indemnification and Insurance) and with respect to any breach of Section 7 (Confidentiality), neither Party nor its respective Affiliates shall be liable to the other for special, punitive or consequential damages, whether based on contract or tort, or arising under applicable law or otherwise, in connection with this Agreement.
12. GOVERNMENT APPROVALS.
     12.1. HSR Filing. The Parties have each determined that no HSR Filing is required of it under the HSR Act with respect to the transactions contemplated hereby.
     12.2. Other Government Approvals. Each of Altus and CFFT shall cooperate with the other Party and use Commercially Reasonable Efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.
13. MISCELLANEOUS.
     13.1. Notices. Any notice, request, information or other document to be given under this Agreement to any Party by any other Party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, delivered by a nationally recognized overnight courier service or transmitted by facsimile machine to such Party at the following addresses or facsimile numbers (or at such other address or facsimile numbers that a Party may specify by like notice):
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

If to Altus, to:
Altus Pharmaceuticals, Inc.
333 Wyman Street
Waltham, MA 02451
Telephone number: (781) 373-6000
Facsimile number: (781) 373-6001
Attention: Dr. Georges Gemayel, President
With a copy to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telephone number: (617) 951-7000
Facsimile number: (617) 951-7050
Attention: Geoff B. Davis
If to CFFT:
Cystic Fibrosis Foundation Therapeutics, Inc.
6931 Arlington Road
Bethesda, MD 20814
Telephone number: (301) 907-2541
Facsimile number: (301) 907-2699
Attention: Robert J. Beall, Ph.D., President
With a copy to:
Schaner & Lubitz, PLLC
Telephone number: (202) 373-6518
Facsimile number: (202) 373-6001
Attention: Kenneth I. Schaner, Esq.
Notices delivered in person will be deemed effective when so delivered; notices delivered by express delivery service will be deemed to effective when delivered as indicated by the records of the express delivery service or, if receipt is refused for any reason, the date on which delivery was first attempted; notices sent by facsimile (and appropriately followed by personal or express delivery) will be deemed effective when delivery is confirmed by the sending fax machine.
     13.2. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.
     13.3. Expenses. Except as otherwise provided herein, each Party agrees to pay all costs incurred by it in connection with the negotiation, execution and closing of any of the transactions
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

contemplated by this Agreement, including without limitation, all Out-of-Pocket Costs, accounting fees and legal fees.
     13.4. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
     13.5. Severability; Integrated Transaction. In the event any one or more provisions of this Agreement is held to be invalid or unenforceable in any respect, in whole or in part, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect, unaffected by such invalidity or unenforceability; provided, however, that the Parties intend that the transactions contemplated by this Agreement be treated as one integrated transaction and that this Agreement not be subdivided for any purpose into separately assignable agreements.
     13.6. Entire Agreement; Termination of Alliance Agreement; Conflicts Between Agreements. This Agreement and the Letter Agreement contains the entire agreement between the Parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the Parties related to such matters. The Alliance Agreement is hereby terminated by mutual written consent of the Parties as of the Effective Date and is of no further force or effect.
     13.7. Amendment. This Agreement may not be amended or modified except by a written instrument signed by the Parties.
     13.8. Limitation on Assignment. The terms, representations, warranties and covenants contained in this Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, Altus and CFFT and their respective successors, transferees and permitted assigns. This Agreement will not be assignable by either Party to any third party without the prior written consent of the other Party; except that either Party may assign this Agreement without such consent to an Affiliate of such Party and Altus may assign this Agreement without such consent to any Third Party purchaser of all or substantially all of the portion of Altus’ business relating to the treatment of pancreatic insufficiency provided that, notwithstanding such assignment(s), the assigning Party shall retain its obligations pursuant to this Agreement. Any assignment that is not in accordance with this Section 13.8 will be null and void ab initio.
     13.9. Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.
     13.10. Arbitration. The Parties recognize the disputes as to certain matters may from time to time arise. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes arising under this Agreement in an expedient manner by mutual
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

cooperation and without resorting to arbitration or litigation; except as set forth herein below. The Parties agree that prior to any arbitration concerning this Agreement, disputes will be elevated first to a member of CFFT’s senior management and Altus’s president or CEO, who will meet and attempt in good faith to resolve any disputes concerning this Agreement, and any unresolved disputes will be referred to mediation. Thereafter, in the event a dispute shall remain unresolved, within thirty (30) days of a formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred for final and binding arbitration to be conducted in Washington, D.C. if the arbitration is requested by Altus, or in Boston, Massachusetts if the arbitration is requested by CFFT, unless the Parties agree otherwise on a location. The arbitration will be conducted under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators who are knowledgeable in the subject matter that is at issue in the dispute. One arbitrator will be selected by CFFT and one arbitrator will be selected by Altus and the third arbitrator will be appointed by the AAA. In conducting the arbitration, the arbitrators will determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery (and provided that the arbitrators will permit such discovery they deem necessary to permit an equitable resolution of the dispute) and will be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or specific performance. The arbitrators will also be able to award actual or general damages (taking into account the agreements of the Parties contained herein) and attorney’s fees and expenses and other reasonable costs incurred in by the prevailing Party in such arbitration, and shall give effect to any liquidated damages provisions contained herein in making such award. The arbitrators will not award any other form of damage (e.g., consequential, punitive or exemplary damages). During the course of the arbitration neither Party may fail to perform its obligations under this Agreement. The Parties will share equally the arbitrator’s fees and expenses pending the resolution of the arbitration unless the arbitrators require the non-prevailing Party to bear all or any portion of the costs of the prevailing Party. The decision of the arbitrators will be final and binding and may be enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Notwithstanding anything to the contrary in this Section 13.10, either Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Section 2 (Grants of Rights) or Section 7 (Confidential Information) hereof, or otherwise to enforce and protect the Patent Rights, copyrights, trademarks, or other intellectual property rights owned or controlled by such Party. In no event will a demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.
     13.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     13.12. Force Majeure. Neither Party will be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, Law, Judgment embargo, action by the governmental body, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion, or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party.
     13.13. Independent Contractors. The relationship between the Parties will be that of independent contracting parties and nothing in this Agreement will be construed to create any other relationship between CFFT and Altus. Except as expressly provided herein, no Party will have the right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any of the other Parties.
     13.14. Further Assurances. At any time and from time to time, upon the written request of CFFT and at the sole expense of CFFT, Altus will promptly and duly execute and deliver any and all such further instruments, documents and agreements and take such further actions as CFFT may reasonably require in order for CFFT to obtain the full benefits of this Agreement, in connection with the licenses and assignments provided under Section 2 (Grants of Rights). At any time and from time to time, upon the written request of Altus and at the sole expense of CFFT, CFFT will promptly and duly execute and deliver any and all such further instruments, documents and agreements and take such further actions as Altus may reasonably require in order for Altus to obtain the full benefits of this Agreement.
     13.15. Interpretation. Except where the context otherwise requires, the use of any gender herein shall be deemed to be or include any other gender, the use of the singular shall be deemed to include the plural (and vice versa) and the word “or” is used in the inclusive sense. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement.
[Signature Page Follows]
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act

     In Witness Whereof, duly authorized representatives of the Parties have duly executed this Agreement on the Effective Date.

ALTUS PHARMACEUTICALS INC.		CYSTIC FIBROSIS FOUNDATION
THERAPEUTICS, INC.

By	/s/ Georges Gemayel	By	/s/ Robert J. Beall

	Name: Dr. Georges Gemayel		Name: Robert J. Beall, Ph.D.
	Title: President		Title: President and Chief Executive Officer
Portions of this Exhibit are omitted and have been filed separately with the Secretary of the
Commission pursuant to the Registrant’s application requesting confidential treatment under Rule
24b-2 of the Exchange Act